UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 5, 2023
Date of Report (Date of earliest event reported)

HOPE BANCORP INC
(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4849715
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Wilshire Boulevard, Suite 1400
Los Angeles, California 90010
(Address of principal executives offices, including zip code)

(213) 639-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock	,	par value $0.001 per share	HOPE	NASDAQ Global Select Market
(Title of class)			(Trading Symbol)	(Name of exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As described in Item 5.02 below, on January 5, 2023, Hope Bancorp, Inc. (the “Company”), the holding company of Bank of Hope (the “Bank”), entered into a Separation and Release Agreement with Alex Ko in connection with his resignation from his position as Senior Executive Vice President and Chief Financial Officer of the Company and the Bank, pursuant to which Mr. Ko will receive a lump sum payment of $430,500 and certain equity awards will be accelerated and vested as set forth on a schedule thereto, subject to terms and conditions therein, in exchange for release of claims in favor of the Company and its affiliates following his resignation. In connection with the resignation, on January 5, 2023, the Company and Mr. Ko also entered into a Consulting Agreement, pursuant to which (i) Mr. Ko will provide certain consulting services to assist the Company with the transition of his responsibilities to the Interim Chief Financial Officer until March 31, 2023, and (ii) the Company will pay Mr. Ko $110,250 during the term of such agreement.

The foregoing descriptions of the Separation and Release Agreement and the Consulting Agreement are qualified in their entirety by reference to the complete terms and conditions of the Separation and Release Agreement and the Consulting Agreement, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2023, the Company announced that Alex Ko has resigned from his position as Senior Executive Vice President and Chief Financial Officer of the Company and the Bank, effective January 6, 2023, in order to pursue other opportunities. The resignation of Mr. Ko did not result from any disagreement with the Company, and Mr. Ko has agreed to serve as a consultant through March 31, 2023 to assist in the transition process. The Company also announced that David P. Malone will step in and serve as Interim Chief Financial Officer until a new Chief Financial Officer is appointed.

Mr. Malone, age 72, has been a director of the Company and the Bank since May 2014 and currently chairs a special committee of the Board, the Asset Liability Committee. Mr. Malone was appointed a member of the executive management team of the Bank in April 2017 and retired from his position as President and Chief Operating Officer of Bank of Hope, effective December 31, 2021. Prior to joining the Company, Mr. Malone was most widely known for his 15-year tenure at Community Bank in Pasadena, California, where he served various capacities, including Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer. Mr. Malone earned his B.S. degree in Accounting from California State University, Northridge. In his capacity as Interim Chief Financial Officer, Mr. Malone will receive an annual salary of $556,756 and will be eligible to receive an annual cash bonus at the discretion of the Human Resources and Compensation Committee of the Board of Directors of the Company, as well as perquisites and benefit plans available to other executive employees of the Company, and reimbursement of reasonable business-related expenses.

Item 7.01. Regulation FD Disclosure.

On January 6, 2023, the Company issued a press release announcing the resignation of its Chief Financial Officer and appointment of an Interim Chief Financial Officer described in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Separation and Release Agreement, dated January 5, 2023, by and between the Company and Alex Ko
10.2	Consulting Agreement, dated January 5, 2023, by and between the Company and Alex Ko
99.1	Press release, dated January 6, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOPE BANCORP, INC.

Date: January 6, 2023	By:	/s/ Kevin S. Kim
Kevin S. Kim
Chairman, President and Chief Executive Officer